UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 4, 2006

MOBILITY ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-30907 (Commission File Number)	86-0843914 (IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona (Address of Principal Executive Offices)	85255 (Zip Code)

(480) 596-0061 (Registrant’s telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 1.02. Termination of Material Definitive Agreement.
     On April 3, 2006, Timothy S. Jeffries resigned from any and all positions that he held with Mobility Electronics, Inc. (the “Company”) and its subsidiaries, including his position as the Company’s Executive Vice President and Chief Operating Officer. Mr. Jeffries’ resignation was effective on April 3, 2006, and his responsibilities have been assumed by the Company’s Chief Executive Officer, Chief Financial Officer and other members of the Company’s existing management team. The Company does not intend to hire a new Chief Operating Officer.
     In connection with Mr. Jeffries’ resignation, his employment agreement has been terminated and he has executed a separation agreement with the Company, dated as of April 3, 2006 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, the Company will continue to pay Mr. Jeffries’ annual base salary of $238,500, and continue his medical and dental benefits, for a period of twelve months from his separation date.
     The Company has also agreed to vest 17,500 of the 75,000 restricted stock units previously granted to Mr. Jeffries, and further agreed to accelerate the vesting of 3,571 incentive stock options awarded on November 19, 2002 with an exercise price of $0.84 per share, which were originally scheduled to vest on May 19, 2006, and 14,290 incentive stock options awarded on February 7, 2003 with an exercise price of $0.99 per share, which were originally scheduled to vest on August 7, 2006. These options, together with the other vested stock options held by Mr. Jeffries as of his separation date, will be exercisable until July 3, 2006, as provided under the terms of the applicable stock option plan and related stock option agreements.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     The information disclosed in Item 1.02 of this Current Report on Form 8-K with respect to Mr. Jeffries’ resignation is incorporated into this Item 5.02.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOBILITY ELECTRONICS,INC.
Dated: April 4, 2006	By:	/s/ Charles R. Mollo
		Name:	Charles R. Mollo
		Title:	President and Chief Executive Officer